EXHIBIT 23.1

                           INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-59784 of Bergen Brunswig Corporation of our report dated October 31,1994, appearing in the Annual Report on Form 10-K of Bergen Brunswig Corporation for the year ended September 30, 1994 and of our report dated October 31, 1994, except for Note 14, as to which the date is January 26, 1995, appearing in the Company's Current Report on Form 8-K dated April 24, 1995. We also consent to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Costa Mesa, California
July 17, 1995



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